AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into as of July 8, 2020 by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following fund:

Kayne Anderson Renewable Infrastructure Fund;

and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

1.	Exhibit L, the Kayne Anderson Renewable Infrastructure Fund, is hereby added and attached hereto.

2.	Section 13, Notices shall be updated as follows:

Notice to USBGFS shall be sent to:

U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, Wisconsin 53202
Attn: President

Notices to the Trust shall be sent to:

Series Portfolios Trust
615 East Michigan Street
Milwaukee, Wisconsin 53202
Attn: Fund Administration

3.	Notices to the Adviser of the Kayne Anderson Renewable Infrastructure Fund, shall be send to

Kayne Anderson Capital Advisors, L.P.
1800 Avenue of the Stars, 3rd Floor
Los Angeles, California 90067

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

SERIES PORTFOLIOS tRUST             U.S. BANCORP FUND SERVICES, LLC

By: __________________________            By: __________________________
Name: Ryan L. Roell                    Name:    __________________________
Title: President                    Title: ___________________________
Date:                            Date:

Exhibit L to the Series Portfolios Trust Fund Accounting Servicing Agreement

Name of Series

Kayne Anderson Renewable Infrastructure Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at April 2020
Annual Fee Based Upon Average Net Assets per Fund*
__ basis points on the first $___
__ basis points on the next $___
__ basis points on the next $___
__ basis points on the balance
Minimum Annual Fee: $___ per fund

▪	Additional fee of $__ for funds other than domestic equity

▪	Additional fee of $__ for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund

▪	Advisor Information Source - On-line access to portfolio management and compliance information.

▪	Daily Performance Reporting - Daily pre and post-tax fund and/or sub-advisor performance reporting.

▪	U.S. Bank Regulatory Administration (e.g., annual registration statement update)

▪	Core Tax Services - See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.
Data Services
Pricing Services

▪	$___ - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps

▪	$___ - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds

▪	$___ - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield

▪	$___ - Interest Rate Swaps, Foreign Currency Swaps

▪	$___ - Bank Loans

▪	$___ - Swaptions, Intraday money market funds pricing, up to 3 times per day

▪	$___ - Credit Default Swaps

▪	$___ per Month Manual Security Pricing (>25per day)

NOTE: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.
Corporate Action and Factor Services (security paydown)

▪	$___ per Foreign Equity Security per Month

▪	$___ per Domestic Equity Security per Month

▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month
Third Party Administrative Data Charges (descriptive data for each security)

▪	$___ per security per month for fund administrative data
SEC Modernization Requirements

▪	Form N-PORT - $___ per year, per Fund

▪	Form N-CEN - $___ per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing,

Exhibit L (continued) to the Series Portfolios Trust Fund Accounting Servicing Agreement

retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Chief Compliance Officer (CCO) Services Annual Fee Schedule

▪	$___ for the first fund (subject to Board approval)

▪	$___ for each additional fund 2-5 (subject to change based on Board review and approval)

▪	$___ for each fund over 5 funds

▪	$___ per sub-adviser per fund

▪	$___ onboarding fee
-For more than one fund, fees will be aggregated and allocated equally
-If fund launches within 12 months of LOI, onboarding fee is included in $___ first fund fee

▪	Per adviser relationship, and subject to change based upon board review and approval.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.

Fees are calculated pro rata and billed monthly.

Advisor’s Signature below acknowledges approval of the Fund Accounting fee schedule on this Exhibit L

Kayne Anderson Capital Advisors, L.P.

By: _/s/ Paul Stapleton_________________

Printed Name: _Paul Stapleton_________

Title: _Chief Financial Officer__________